Exhibit 10.1
September 4, 2026

Dear Simeon,

We are pleased to extend to you this offer of employment with Health Catalyst (“HC” or the “Company”). We are confident that your skills, experience and hard work will contribute meaningfully to the success of the Company. This offer is subject to the terms and conditions set forth in this offer. This letter does not create a contract of employment for any specified term, and your employment with HC is at will. The compensation, benefits, equity and severance provisions expressly set forth in this letter are binding and will be governed by their respective terms.

Position:	Chief Executive Officer and President
Division/Department:	General & Administrative
Base salary:	$600,000
Start Date:	September 14, 2026
Location:	Remote

Regular Headquarter hours: 8:00 AM – 5:00 PM (Mountain Time), Monday through Friday.

In addition to the base salary, this full-time employment offer includes the following benefit programs:

Bonus
You will be eligible to receive a bonus equal to 100% of your annual base salary subject to the Company’s board of directors (the “Board”) measuring and approving achievement of Company performance initiatives, which may be amended by the Board from time to time. This bonus will be prorated based upon the number of days you are employed during the fiscal year. The bonus for any fiscal year will be paid in a lump sum after approval by the Board and after HC’s books for that period have been closed, but no later than March 15 of the following calendar year. The bonus, to the extent earned based on actual achievement of the applicable Company performance initiatives, will be paid if you are employed on the last day of the applicable fiscal year or if your employment is terminated by HC without Cause or by you for Good Reason before payment, with Cause and Good Reason as defined in the Severance Plan. In the event of such termination, the bonus will remain subject to the proration described above.

Restricted Stock Unit Grant
Subject to approval by the Board, you will receive a grant of 2,747,385 of the Company’s Restricted Stock Units (“RSUs”) that will vest as follows: (i) approximately 33.33% of these RSUs will vest on the one-year anniversary of your hire date and (ii) thereafter, the remaining 66.67% of these RSUs will vest in 8 approximately equal quarterly installments. This grant is subject to the terms and conditions applicable to RSUs granted under the HC’s 2019 Stock Option and Incentive Plan (the “Plan”) as described in the Plan and the applicable RSU award agreement.

Annual Long-Term Incentive
Beginning with the Company's next regular annual equity-grant cycle following the Start Date, you will be eligible to receive an annual long-term incentive award with a target grant-date value commensurate with the market data and peer-group guidance provided to the Compensation Committee for the Chief Executive Officer position. Such award will be determined by the Board or Compensation Committee in their sole discretion and may consist of a mix of time-based and performance-based equity awards, subject to the Plan and applicable award agreements.

Insurance Plans
Eligibility begins on the first day of your employment with Health Catalyst.
•Medical, Vision, and Dental Insurance: HC offers both a Traditional and HSA-High Deductible Health Plan options. HC also provides an employer contribution to those enrolled in the HSA-HDHP.
•Basic Life, Accidental Death and Dismemberment, and Disability Insurance: These insurance programs are paid 100% by HC. Additional life insurance may be purchased at the expense of the team member.
•Flexible Spending Account: HC offers FSAs for medical, limited purpose, and dependent expense accounts. FSAs allow you to contribute pre-tax dollars which can be used to pay for qualifying expenses not otherwise covered under normal health-related insurance plans.

Paid Time Off
•Holiday Pay: Health Catalyst offers its team members a very generous holiday pay benefit. Specific details about Company holiday schedule will be communicated in new hire orientation.

Retirement Plan
Health Catalyst offers a 401K Retirement Plan with eligibility beginning 90-days after initial employment. The plan allows for employer contributions. The HC 401K Plan is an auto-enrollment plan with a 6% default team member contribution rate.

Executive Severance Plan
You will be designated a Tier 1 Executive under the Severance Plan, subject to the terms therein. The Company has provided you with the proposed participation agreement under the Severance Plan, which you will execute on or before the Start Date.

All benefits are subject to change. Additional details about each benefit are available in the Team Member Handbook or by speaking directly with the Human Resource office.

Payroll
For salaried team members, pay checks are issued on a semi-monthly basis with a total of 24 pay periods per calendar year.

Indemnification and D&O Insurance
On or before the Start Date, the Company will enter into its standard indemnification agreement with you on terms no less favorable than those provided to any other director or executive officer and will maintain directors’ and officers’ liability insurance covering you on terms no less favorable than those applicable to other directors and executive officers.

EICA
With acceptance of this employment offer, you will be asked to sign this Employment Offer Letter and Agreement and an Employee Invention and Confidentiality Agreement (“EICA”) and agree to the on-going compliance with such agreements as a condition of employment, to the extent you have not already signed the EICA. These agreements contain “employment at will”, “non-solicitation” and “non-

disclosure” provisions. A copy of the EICA is available for your review upon request in advance of accepting employment. Otherwise, a personalized copy of the EICA will be provided to you prior to your start date.

At Will Employment
Employment with HC is “at-will.” This means that it is not for any specified period of time and can be terminated by you or by HC at any time, with or without advance notice or additional payment, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as HC’s personnel policies and procedures, may be changed at any time, with or without notice, in the sole and absolute discretion of HC. Notwithstanding the foregoing, nothing in this At-Will Employment provision will limit, modify or supersede the Company's obligations to you under this offer letter, the Severance Plan, the participation agreement, or any applicable equity award agreement, including your rights upon a termination without Cause or resignation for Good Reason as set forth in the Severance Plan.

The “at-will” nature of your employment shall remain unchanged during your tenure as a team member and may not be changed, except in an express writing signed by you and by a duly authorized officer of HC.

If you accept this offer, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and HC with respect to the initial terms and conditions of your employment. Any representations not contained in this letter, or contrary to those contained in this letter (whether written or oral), that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing signed by you and a duly authorized officer of HC. For the avoidance of doubt, except as expressly provided in this offer letter, this offer letter does not supersede the Severance Plan, the participation agreement, any applicable equity award agreement, the indemnification agreement, or any other agreement expressly referenced herein.

HC reserves the right to provide you with additional policies in addition to any existing written policies that would apply to the terms of your employment.

Should your position, compensation, or benefits change over time the remaining sections of this agreement will still be valid. If any provision in this offer or compliance by you or HC with any provision of this offer constitutes a violation of any law, or is or becomes unenforceable or void, it will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this offer, which provisions and terms will remain in effect.
This offer is valid until September 5, 2026 and requires a written response by 5:00pm MT on this date. You should keep a copy of this letter for your own records. If you have any questions regarding this offer, please contact Matt Arens as chair of the Nominating and Corporate Governance Committee.

We look forward to you joining the Health Catalyst team.

Sincerely,

Justin Spencer	Matt Arens
Board Member, Health Catalyst	Board Member, Health Catalyst